Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Doni Fordyce
L-1 Identity Solutions
203-504-1109
dfordyce@L1ID.com
L-1 Identity Solutions Reports Meaningful Progress with CFIUS; Parties Refile CFIUS Notification for
Additional Time to Negotiate Definitive Mitigation Agreement
STAMFORD, CT — April 29, 2011 — L-1 Identity Solutions, Inc. (NYSE:ID) announced today that in connection with the pending acquisition of L-1 by Safran SA, L-1 believes that the parties have made meaningful progress with the Committee on Foreign Investment in the United States (CFIUS). In order to provide additional time for the efforts to negotiate the terms of a definitive mitigation agreement, CFIUS has accepted the joint request by Safran and L-1 to voluntarily withdraw the CFIUS notification and the parties have refiled the notification.
“We continue to work together to negotiate the elements of a definitive mitigation agreement satisfactory to CFIUS,” said Robert V. LaPenta, Chairman, President and CEO of L-1 Identity Solutions. “L-1 looks forward to obtaining CFIUS approval and closing the transaction as soon as possible.”
While the acceptance of the refiling by CFIUS will commence a new 30-day review period, there can be no assurance that a definitive mitigation agreement will be executed. However, L-1 expects the parties to work diligently in an effort to finalize the agreement as quickly as possible.
L-1 expects the closing of the acquisition to occur within the next 30-40 days, subject to the timing and successful completion of the CFIUS process and assuming satisfaction or waiver of all other applicable conditions.
About L-1 Identity Solutions
L-1 Identity Solutions, Inc. (NYSE: ID) protects and secures personal identities and assets. Its divisions include Biometrics / Enterprise Access and Secure Credentialing solutions and Enrollment services. With the trust and confidence in individual identities provided by L-1, international governments, federal and state agencies, law enforcement and commercial businesses can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions is headquartered in Stamford, CT. For more information, visit www.L1ID.com.

Forward Looking Statements
This communication contains forward-looking statements that involve risks and uncertainties. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views based on management’s beliefs and assumptions and information currently available. Forward-looking statements concerning future plans or results are necessarily only estimates, and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the availability of customer funding for L-1 products and solutions, general economic and political conditions, the timing of consummating the previously announced proposed merger with Safran SA, the risk that a condition to closing such transaction may not be satisfied or waived, the risk that a regulatory approval that may be required for such transaction is not obtained or is obtained subject to conditions that are not anticipated, the ability of the Company to successfully refinance or amend its credit agreement on a timely basis if required, and additional risks and uncertainties described in the Securities and Exchange Commission filings of L-1 Identity Solutions, including its Form 10-K for the year ended December 31, 2010. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.
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